For More Information, Contact:
Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Rob Whetstone/Laurie Berman PondelWilkinson Inc. 310.279.5980 investor@pondel.com

QAD Inc. Acquires Precision Software Limited

Combination Creates Global Strength in Transportation Management Systems

Carpinteria, Calif. — September 20, 2006 — QAD Inc. (NASDAQ: QADI), a leading provider of enterprise software solutions for global manufacturers, today announced that it has acquired Dublin, Ireland-based Precision Software Limited (“Precision”), a leading provider of transportation management software solutions across multiple industries, including QAD’s manufacturing verticals. Approximately half of the all-cash purchase price consideration was paid at closing on September 20, 2006, with the remainder expected to be paid over a two-year period. The total price consideration is expected to be approximately $14.5 million. Precision will operate as an independent division of QAD.

“We are very pleased to add Precision Software’s talent and technology to QAD. The valued partnership between our two companies has long benefited our many mutual customers, and the synergies created by this new combination will help further improve our customers’ competitive advantage,” said QAD Chairman and President Pamela M. Lopker. “The acquisition marks another important step in QAD’s strategy of expanding our capabilities and offerings to bring manufacturing customers a more complete solution to help them thrive as global enterprises. By delivering an enhanced transportation management system that integrates seamlessly with QAD Enterprise Applications and other ERP solutions, we’re bringing customers one step closer to the ‘perfect lean market’ we envision in global manufacturing.”

Founded more than 20 years ago, Precision supplies transportation management software systems, including global trade management and international regulatory compliance solutions, to more than 900 customer sites in 55 countries. Since 1996, QAD and Precision have partnered to provide customers with certified interfaces that meet industry applications standards, certified and trained implementation teams and complete third-party integration. QAD will now be able to offer a more complete solution to global manufacturing customers worldwide, including a comprehensive transportation management solution. The Precision Software Division will continue to market and sell and service its products to customers outside of QAD’s traditional targeted manufacturing verticals, including to traditional freight forwarders and the emerging desktop shipping market. Existing Precision customers will now benefit from the global reach and financial strength of the combined entity.

Precision’s flagship solution, TRAXi3, is a fully integrated transportation management system that improves operations and increases visibility to allow manufacturers and their customers to move goods quickly and predictably through the global supply chain. TRAXi3 offers multiple deployment options to reduce customers’ transportation costs, prevent transit delays, and comply with global trade regulations. Precision’s product architecture, which was built to embrace open standards, can be deployed on a Service Oriented Architecture (SOA) platform.

Greg Lloyd, Precision’s chief operating officer, was named president of the Precision Software Division. Precision’s founder, chairman, and chief executive officer, Brendan O’Donoghue, retired upon completion of the transaction.

“We are very excited about joining QAD, and believe that our combination creates a definite win for the customers and partners of both companies,” Lloyd said. “By leveraging QAD’s global footprint and strategic focus on emerging markets, we will be better able to serve existing and new customers in additional geographies. We look forward to a successful future as part of QAD as we work together to improve global supply chain efficiency.”

About Precision Software
Established in 1984, Precision Software continues to develop industry-leading software specializing in the area of multi-modal, multi-carrier shipping, trade compliance, and international trade management. The latest service orientated version of the product, TRAXi3 offers a range of deployment options (web browser – message based – windows user interface) to meet the customers’ business needs. Precision Software’s knowledge and expertise extends to over 900 customer sites in more than 55 countries worldwide. With a solid customer base across multiple verticals (including healthcare, pharmaceutical, chemical, CPG, electronics, manufacturing and food & beverage), Precision Software has established TRAXi3 as a proven domestic and global trade logistics solution. For more information about TRAXi3, visit the Web site at www.precisionsoftware.com.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,500 licensed sites in more than 90 countries and in as many as 27languages. For more information about QAD, telephone 805 684 6614, or visit the QAD Web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2006 ended January 31, 2006.

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